Exhibit 10.2

Änderungsvereinbarung zum DIENSTVERTRAG vom 29. August 2016	Addendum to the SERVICE AGREEMENT dated 29th August 2016
zwischen	between
der Immunic AG, Am Klopferspitz 19, 82152 Planegg-Martinsried	Immunic AG, Am Klopferspitz 19, 82152 Planegg-Martinsried
(im Folgenden: „Gesellschaft“)	(hereinafter: “Company”)
und	and
Herrn Dr. Manfred Gröppel, Sauerbruchstr. 54a, 81377 München	Mr. Dr. Manfred Gröppel, Sauerbruchstr. 54a, 81377 Munich
(im Folgenden: „Vorstand“)	(hereinafter: “Board Member”)

Präambel	Preamble
Die dienstvertraglichen Beziehungen zwischen den Parteien werden durch den Dienstvertrag vom 29. August 2016 geregelt („Dienstvertrag“). Die Bestellung des Vorstandes zum Mitglied des Vorstandes der Gesellschaft soll durch den Aufsichtsrat für den Zeitraum bis zum 31. August 2021 (einschließlich) verlängert werden („Laufzeit“). Dies vorausgeschickt, vereinbaren die Parteien folgende Änderungen zum vorbenannten Dienstvertrag, mit einer Laufzeit ab dem 1. September 2019 („Stichtagsdatum“) bis zum 31. August 2021 (einschließlich) („Beendigungsdatum“). Im Übrigen gilt der Dienstvertrag für die Laufzeit unverändert fort. Diese Präambel ist integraler Bestandteil dieser Änderungsvereinbarung.	The relationship between the parties is governed by a service agreement dated 29th August 2016 (“Service Agreement”). The appointment of the Board Member as a board member of the Company is expected to be extended by the supervisory board for the period to (and including) 31st August 2021 (“Term”). Now, therefore the parties agree on the following amendments to the aforementioned Service Agreement from 1st September 2019 (“Effective Date”) to (and including) 31st August 2021 (“Completion Date”). Apart from that, the Service Agreement shall continue to apply without changes. This preamble shall be an integral part of this Addendum.

I. Einfügen der Ziffer 5 in § 1	I. Insertion of Clause 5 in § 1
In § 1 des Dienstvertrages wird folgende Ziffer 5 ergänzt:	§ 1 of the Service Agreement shall be added by clause 5 as follows:

Der Vorstand übernimmt auf Wunsch der Gesellschaft ohne weitere Vergütung auch Positionen oder Ämter bei mit der Gesellschaft verbundenen Unternehmen (§ 15 AktG). Ebenso übernimmt der Vorstand Positionen oder Ämter bei Verbänden, Berufsvereinigungen oder sonstigen Organisationen, in denen die Gesellschaft oder ein verbundenes Unternehmen Mitglied ist. Ihm von dritter Seite diesbezüglich gewährte Vergütungen oder Aufwandsentschädigungen führt der Vorstand an die Gesellschaft ab. Auf Wunsch der Gesellschaft legt der Vorstand im Interesse der Gesellschaft oder verbundener Unternehmen übernommene Positionen oder Ämter nieder und setzt sich nach besten Kräften dafür ein, dass von der Gesellschaft benannte Nachfolger in die Positionen oder Ämter nachrücken.

The Board Member shall, upon the Company's request, without any additional remuneration, also accept positions or offices in companies affiliated with the Company (Section 15 Stock Corporation Act - AktG). In the same way, the Board Member shall also accept positions or offices in associations and professional or other organizations of which the Company or an affiliated Company is a member. The Board Member shall transfer to the Company any remuneration or allowances he receives from third parties in this respect. Upon the Company's request, the Board Member shall resign from any position or office accepted in the interests of the Company or an affiliated Company and he shall do his utmost to ensure that the person nominated by the Company shall succeed him in the position or office.

II. Änderung des § 2	II. Amendment of § 2
§ 2 des Dienstvertrages wird wie folgt geändert:	§ 2 of the Service Agreement shall be amended as follows:
1. Überschrift § 2	1. Heading § 2
Die Überschrift des § 2 des Dienstvertrages wird wie folgt geändert:	The heading of § 2 of the Service Agreement shall be amended as follows:
§ 2 Umfang der Dienste, Nebentätigkeit	§ 2 Scope of Services and Side Activity

2. § 2 Ziffer 1 Satz 1		2. § 2 Clause 1 sentence 1
§ 2 Ziffer 1 Satz 1 des Dienstvertrages wird durch die folgenden zwei Sätze ersetzt:	4.	§ 2 clause 1 sentence 1 of the Service Agreement shall be replaced by the following two sentences:
Der Vorstand stellt seine ganze Arbeitskraft und all sein Wissen und Können in den Dienst der Gesellschaft. In der Bestimmung seiner Tätigkeitszeiten ist der Vorstand im Rahmen der betrieblichen Erfordernisse frei.	3.	The Board Member shall devote all his working capacity, knowledge and skills into the services of the Company. He shall be able to schedule his working hours, subject to business requirements.
III. Änderung des § 3 Ziffer 1 des Dienstvertrages		III. Amendment of § 3 Clause 1 of the Service Agreement

§ 3 Ziffer 1 des Dienstvertrages wird wie folgt geändert:		§ 3 clause 1 of the Service Agreement shall be amended as follows:

1. Der Vorstand erhält für seine Tätigkeit		1. The Board Member shall receive for his services

a)     ein festes Jahresgehalt („Grundvergütung“) in Höhe von EUR 200.000 brutto, das in 12 gleichen Monatsraten jeweils nachträglich am Monatsletzten ausbezahlt wird. Sofern dieser Vertrag nicht während der Dauer eines gesamten Kalenderjahres besteht, wird das Jahresfestgehalt zeitanteilig gezahlt.

		a) a fixed annual salary (“basic remuneration”) in the amount of EUR 200,000 gross, which is paid in 12 equal monthly instalments at the end of each month. If this agreement does not exist for the duration of an entire calendar year, the fixed annual salary shall be paid pro rata temporis.

b)     eine jährliche variable Vergütung, die bei 100-prozentigem Erreichen der festgelegten Jahresziele maximal EUR 50.000 brutto beträgt. Die Einzelheiten, insbesondere zum Verfahren der Zielfestlegung, zur Feststellung der Zielerreichung und zur Fälligkeit ergeben sich aus dem Rahmenvertrag zur Zielvereinbarung in seiner jeweils geltenden Fassung. Die Art der Ziele, die Voraussetzungen für ihre Erreichung und ihre Gewichtung zueinander werden für das jeweilige Geschäftsjahr in einer gesonderten Zielfestlegung niedergelegt.

		b) an annual variable remuneration which amounts to EUR 50,000 gross in maximum if the defined annual targets are achieved by 100%. The details, in particular the procedure for setting targets, determining the achievement of targets and the due date, are set out in the framework agreement for the target agreement in its currently valid version. The type of targets, the prerequisites for their achievement and their weighting in relation to each other shall be laid down for the respective fiscal year in a separate definition of targets.

IV. Einfügen der Ziffer 4 in § 3	IV. Insertion of Clause 4 in § 3
In § 3 des Dienstvertrages wird folgende Ziffer 4 ergänzt:	§ 3 of the Service Agreement shall be added by clause 4 as follows:

Sagt eine dritte Person (einschließlich solcher Unternehmen, die mit der Gesellschaft verbunden sind) dem Vorstand Anteile an der Gesellschaft oder an mit der Gesellschaft verbundenen Unternehmen oder diesbezügliche Optionen oder Ansprüche auf Optionen oder sogenannte Stock Appreciation Rights oder Phantom Stocks zu, so werden solche Zusagen weder Bestandteil des Dienstverhältnisses zwischen den Parteien dieses Vertrages noch begründen sie Verpflichtungen der Gesellschaft.

In the event that a third party (including companies which are affiliated with the Company) promises the Board Member shares in the Company or in companies affiliated with the Company or options to acquire such shares or rights to such options or so-called stock appreciation rights or phantom Stocks, such promise shall neither become part of the Service Agreement between the parties to this Agreement nor create any obligations of the Company.

V. Ergänzung der Überschrift von § 10, Neufassung des § 10 des Dienstvertrages	V. Addition of the Heading of § 10, Revision of § 10 of the Service Agreement
Die Überschrift des § 10 des Dienstvertrages wird wie folgt geändert:	The heading of § 10 of the Service Agreement shall be amended as follows:

§ 10 Vertragsdauer, Abfindung	§ 10 Contract Duration; Severance Payment

§ 10 des Dienstvertrages wird wie folgt neu gefasst:	§ 10 of the Service Agreement shall be revised as follows:

1. Der Dienstvertrag steht insgesamt unter der aufschiebenden Bedingung, dass gemäß der Präambel der Vorstand zum Vorstand der Gesellschaft bestellt wird.	1. The Service Agreement is subject to the condition precedent that the Board Member is appointed to the Management Board of the Company in accordance with the preamble.
2. Der Dienstvertrag beginnt mit dem 1. September 2019 („Stichtagsdatum“) und endet zum 31. August 2021 („Beendigungsdatum“).	2. The Service Agreement commences on 1st September 2019 (“Effective Date”) and ends on 31st August 2021 (“Completion Date”).
3. Das Recht zur außerordentlichen Kündigung bleibt unberührt.	3. The right to terminate without notice for good cause shall remain unaffected.

4.      Im Falle eines Widerrufs der Bestellung, der Amtsniederlegung durch den Vorstand oder bei einer sonstigen Beendigung der Organstellung haben beide Parteien das Recht das Dienstverhältnis unter Einhaltung einer Kündigungsfrist von 12 Monaten zum Monatsende ordentlich zu kündigen. Eine etwaige frühere Beendigung aufgrund des § 10 Ziffer 2 dieses Vertrages bleibt unberührt.

4. In the event of revocation of the appointment, resignation from office by the Board Member or any other termination of the position, both parties have the right to terminate the service relationship ordinarily by giving 12 months' notice to the end of the month. Any earlier termination due to § 10 clause 2 of this Service Agreement shall remain unaffected.

5.      Der Vorsitzende des Aufsichtsrats wird dem Vorstand spätestens neun Monate vor Ablauf dieses Vertrages schriftlich mitteilen, ob und unter welchen Bedingungen der Aufsichtsrat den Vorstand erneut zum Vorstandsmitglied bestellen wird und ob er bereit ist, den Dienstvertrag entsprechend der Dauer der neuen Bestellung zu verlängern oder einen neuen Dienstvertrag zu mindestens gleichen Bedingungen mit ihm abzuschließen. Der Vorstand wird innerhalb von zwei Monaten ab Zugang des Angebots des Aufsichtsratsvorsitzenden erklären, ob er die erneute Bestellung annimmt und bereit ist, den für die Fortsetzung oder Erneuerung des Dienstvertrages angebotenen Bedingungen zuzustimmen.

5. The Chairman of the Supervisory Board shall inform the Board Member in writing no later than nine months before the expiry of this Service Agreement whether and under what conditions the Supervisory Board will reappoint the Board Member as a member of the Executive Board and whether he is prepared to extend the Service Agreement for the duration of the new appointment or to conclude a new service agreement with the Executive Board on at least the same terms. Within two months of receipt of the offer of the Chairman of the Supervisory Board, the Board Member will declare whether he accepts the new appointment and is prepared to agree to the terms and conditions offered for the continuation or renewal of the Service Agreement.

6.      Die Gesellschaft ist berechtigt, den Vorstand nach dem Widerruf seiner Bestellung gemäß § 84 (3) AktG oder im Zusammenhang mit einer Beendigung des Dienstvertrages, insbesondere nach einer Kündigung oder im Anschluss an den Abschluss eines Aufhebungsvertrages, ganz oder teilweise von seiner Pflicht zur Dienstleistung unter Fortzahlung der Grundvergütung gemäß § 3 Ziffer 1 lit. a) widerruflich oder unwiderruflich freizustellen. Im Fall der unwiderruflichen Freistellung werden offene Urlaubs- und sonstige Freizeitausgleichsansprüche angerechnet, die damit erledigt sind. Der Dienstvertrag im Übrigen wird von der Freistellung nicht berührt; insoweit bestehen insbesondere die Verschwiegenheitspflicht und das vertragliche Wettbewerbsverbot bis zum Ende des Dienstvertrages fort. Anderweitiger Verdienst während der Freistellungszeit wird gemäß § 615 Satz 2 BGB angerechnet. Eine Anrechnung erfolgt nicht, wenn und soweit der anderweitige Verdienst aus einer genehmigten Nebentätigkeit (§ 2 Ziffer 1 dieses Dienstvertrages) stammt.

6. The Company is entitled, after revocation of its appointment pursuant to § 84 (3) AktG or in connection with termination of the Service Agreement, in particular after termination or following the conclusion of a termination agreement, to release the Board Member in whole or in part from his obligation to provide services with continued payment of the basic remuneration pursuant to § 3 clause 1 lit. a) revocably or irrevocably. In the event of irrevocable release, outstanding vacation and other time off compensation claims shall be credited and settled. The rest of the Service Agreement shall not be affected by the release; in this respect, the obligation to maintain confidentiality and the contractual non-competition clause shall continue to apply until the end of the Service Agreement. Other earnings during the exemption period shall be credited in accordance with § 615 sentence 2 BGB. No credit shall be made if and to the extent that the other earnings originate from an approved secondary activity (§ 2 clause 1 of this Service Agreement).

7. Der Dienstvertrag endet spätestens am Ende des Kalenderjahres, in dem das Vorstandsmitglied sein 65. Lebensjahr vollendet, sofern dieser Dienstvertrag nicht bereits nach Ziffer 1 bis 2 dieses Vertrages vor diesem Zeitpunkt geendet hat.

7.      The Service Agreement shall end at the latest at the end of the calendar year in which the Board Member reaches the age of 65, provided that this Service Agreement has not already ended before this date in accordance with clauses 1 to 2 of this Agreement.

8.      Sofern der Dienstvertrag nicht über das Beendigungsdatum nach dieser Änderungsvereinbarung (oder ein später vereinbartes Beendigungsdatum nach abermaliger Wiederbestellung) hinaus fortgesetzt wird, erhält der Vorstand eine Brutto-Abfindung in Höhe von einem Jahresgehalt gemäß § 3 des Dienstvertrages in der Fassung dieser Änderungsvereinbarung. Der Bonus wird hierbei – unabhängig von der tatsächlichen Zielerreichung - auf Basis 100 % berücksichtigt. Die Abfindung ist zahlbar zum Beendigungsdatum.

8.      If the Service Agreement is not continued beyond the Completion Date under this Amendment Agreement (or a later termination date agreed upon after reappointment), the Board Member shall receive gross severance payment equal to one year's salary pursuant to § 3 of the Service Agreement as amended by this Amendment Agreement. The bonus is taken into account here - irrespective of the actual achievement of targets - on a 100% basis. The severance payment is payable on the Completion Date,

Der Abfindungsanspruch entfällt, wenn der Vorstand ein Angebot auf Wiederbestellung für eine Dauer von mindestens 12 Monaten im unmittelbaren Anschluss an das hiesige Beendigungsdatum zu mindestens gleichwertigen dienstvertraglichen Bedingungen und bei mindestens 12-monatiger Laufzeit in Übereinstimmung mit den Fristen gemäß § 10 Ziffer 5 in der Fassung dieser Änderungsvereinbarung erhält und dieses nicht annimmt. Erhält der Vorstand ein solches Angebot im Sinne von § 10 Ziffer 5 verspätet oder zu nicht gleichwertigen Bedingungen, oder wird ihm mitgeteilt, dass eine Wiederbestellung nicht erfolgen soll, so werden die Zahlungen gemäß § 3 in der Fassung dieser Änderungsvereinbarung, die dem Zeitraum von der Angebotsunterbreitung bzw. Mitteilung der nicht erfolgenden Wiederstellung bis zum Beendigungsdatum zuzuordnen sind, vom Abfindungsanspruch abgezogen, aber nur den Zeitraum, für den eine Freistellung nach § 10 Ziffer 6 erfolgt ist.

The severance payment claim shall lapse if the Board member receives and does not accept an offer of reappointment for a term of at least 12 months immediately following the Completion Date here under at least equivalent terms and conditions of the Service Agreement and for a term of at least 12 months in accordance with the time limits pursuant to § 10 clause 5 as amended by this Amendment Agreement. If the Board Member receives such an offer within the meaning of § 10 clause 5 belatedly or on non-equivalent terms, or is informed that a reappointment is not to take place, the payments pursuant to § 3 in the version of this Amendment Agreement, which are attributable to the period from the submission of the offer or notification of the non-occurrence of the reappointment until the Completion Date, shall be deducted from the severance payment claim but only for the period for which a release has occurred pursuant to § 10 clause 6.

Der Abfindungsanspruch entfällt, sofern die Nichtverlängerung des Dienstverhältnisses auf einem vom Vorstand zu vertretenen wichtigen Grund beruht.	The severance payment claim shall lapse if the non-extension of the employment relationship is due to a serious cause for which the Board Member is responsible.

Der Abfindungsanspruch besteht auch dann, wenn das Dienstverhältnis mindestens 12 Monate vor dem Beendigungsdatum aufgrund Kündigung der Gesellschaft gemäß § 10 Ziffer 4 in der Fassung dieser Änderungsvereinbarung endet (vorzeitiges Beendigungsdatum), jedoch nur, soweit das Dienstverhältnis nicht aus einem vom Vorstand zu vertretenen wichtigen Grund vorzeitig beendet worden ist. Endet das Dienstverhältnisses infolge einer Kündigung gemäß vorstehenden Satz weniger als 12 Monate vor dem Beendigungsdatum, so werden die Zahlungen gemäß § 3 in der Fassung dieser Änderungsvereinbarung, die dem Zeitraum von dem vorzeitigen Beendigungsdatum bis zum Beendigungsdatum zuzuordnen sind, vom Abfindungsanspruch abgezogen. Die Abfindung ist dann zum vorzeitigen Beendigungsdatum zahlbar.

The severance payment claim also exists if the employment relationship ends at least 12 months before the Completion Date due to termination of the Company pursuant to § 10 clause 4 as amended by this Amendment Agreement (Early Completion Date), but only to the extent that the employment relationship has not been prematurely terminated for serious cause for which the Board Member is responsible. If the employment relationship ends less than 12 months prior to the Completion Date as a result of a termination pursuant to the preceding sentence, the payments pursuant to § 3 as amended by this Amendment Agreement, which are attributable to the period from the Early Completion Date to the Completion Date, shall be deducted from the severance payment claim. The severance payment shall then be payable on the Early Completion Date.

VI. Änderung des § 11 Ziffer 1 des Dienstvertrages	VI. Amendment of § 11 clause 1 of the Service Agreement

§ 11 Ziffer 1 des Dienstvertrages wird wie folgt geändert:	§ 11 clause 1 of the Service Agreement shall be amended as follows:

Ansprüche der Gesellschaft und des Vorstands aus dem Dienstverhältnis oder im Zusammenhang mit diesem Dienstverhältnis verfallen, ungeachtet ihres Rechtsgrundes, wenn die bzw. der Anspruchsberechtigte den Anspruch nicht innerhalb einer Frist von sechs Monaten, berechnet ab dem Zeitpunkt der Fälligkeit und der Kenntnis oder grob fahrlässigen Unkenntnis des Anspruchsberechtigten von den anspruchsbegründenden Umstanden, durch Erklärung in Textform gegenüber der jeweils anderen Vertragspartei geltend macht. Für die Beurteilung der Rechtzeitigkeit der Geltendmachung ist der Zugang der Erklärung maßgeblich. Dies gilt nicht für die Geltendmachung von Ansprüchen wegen Verletzung des Lebens, des Körpers oder der Gesundheit sowie bei vorsätzlichen Pflichtverletzungen. Diese Ausschlussfrist gilt auch nicht für Ansprüche auf den gesetzlichen Mindestlohn sowie für gesetzliche Fristen, die keiner Ausschlussfrist unterliegen dürfen. Die Versäumung der Ausschlussfrist führt zum Verlust des Anspruchs.

Claims of the Company and the Board Member arising from or in connection with the service relationship expire, irrespective of their legal basis, if the claimant does not assert the claim within a period of six months, calculated from the due date and the knowledge or grossly negligent ignorance of the claimant of the circumstances giving rise to the claim, by declaration in text form against the respective other contracting party. For the assessment of the timeliness of the assertion, the receipt of the declaration is decisive. This does not apply to the assertion of claims due to injury to life, bodily injury or health as well as to intentional breaches of duty. The aforementioned preclusive period shall also not apply to claims regarding the statutory minimum wage as well as to statutory time limits that are no subject to limitation periods. Failure to observe the limitation period shall result in the loss of the claim.

VII. Die übrigen Bestimmungen des Dienstvertrages behalten unverändert ihre Gültigkeit.	VII. The other provisions of the Service Agreement remain unaffected.
VIII. Die deutsche Fassung dieser Änderungsvereinbarung ist maßgeblich.	VIII. The German version of this Amendment Agreement shall be authoritative.

Gesellschaft/Company	Vorstand/ Board Member

Martinsried, Germany	Munich, Germany
Ort/ Place	Ort/ Place

9/4/2019	9/3/2019
Datum/ Date	Datum/ Date

/s/ Jörg Neermann	/s/ Manfred Gröppel
Unterschrift/Signature:	Unterschrift/Signature:
Für die Gesellschaft	Vorstand/ Board Member
On behalf of the Company